EXHIBIT 10.1

May 10, 2013

Dear Mr. Collins:

We are pleased to extend an offer of continued employment to you with Pernix Therapeutics Holdings, Inc. (the “Company”).  You are being offered a full-time position as Chief Strategic Officer. You will be expected to work on a full time basis, which is generally construed to mean forty (40) hours per week at our primary corporate office in The Woodlands, Texas, and you will be compensated on a semi-monthly basis, on the 15th and last day of each month.  You will report directly to the CEO of the Company.  Your compensation package is as follows:

●	Base salary will be set at $295,000 annually.
●	Monthly car allowance of $750 to be reduced or increased from time to time as executive management deems appropriate.
●	You initially will be eligible for four weeks of vacation time per year.
●	After six months after the date of this letter, if you and the CEO agree that you will work half-time, your base salary will be reduced in half.

You will be hired as an at-will employee.  If you are terminated without Cause (as defined below) or resign with Good Reason (as defined below), you will (i) be eligible to receive severance equal to your then-current base salary payable in equal installments over a one year period beginning with the first regular payroll date following such termination and continuing thereafter at such intervals as other salaried employees are paid for one year and (ii) be eligible for health insurance coverage for you and your eligible family members for such one year period.  “Cause” shall consist of: (i) fraud, libel, slander or any other willful and deliberate act by you that is damaging to the Company’s relationships with its customers or suppliers, including, without limitation, (A) use of alcohol or illegal drugs such as to interfere with the performance of your obligations hereunder, and (B) conviction of, or entry of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty, or theft; (ii) your failure to comply with applicable laws or governmental regulations with respect to the Company’s operations or the performance of your duties; or (iii) your failure to perform the reasonable duties and responsibilities typically associated with your position as Chief Strategic Officer.  “Good Reason” shall consist of (i) a material diminution in your base compensation; (ii) a material diminution in your authority, duties or responsibilities; (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report; (iv) a material change in the geographic location at which you must perform your duties; or (v) any other action or inaction that constitutes a material breach by the Company under this letter agreement.  You have the option to receive the severance payments described above for up to one year as long as you are not directly competing with the Company in a manner materially detrimental to the Company’s operations at such time.  You also agree that you will keep the Company’s confidential information confidential during such time.

You will continue to be eligible for health insurance, dental insurance, life, short term and long term disability insurance.  Medical and dental insurance is available for your dependents as well.  Currently, Pernix will pay your family insurance premium for these benefits with no contribution required from you.  However, this benefit level could change in the future requiring an employee contribution, provided that you will not receive benefits less than others at comparable levels of responsibility. You are eligible for our 401k plan upon completion of the requirements listed in the Employee Handbook.  Please read, sign and return the acknowledgement located on the last page of the handbook. (Provided separately).

Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees.  Therefore, you may be required to complete the I-9 form upon hire.  Within three business days of beginning employment, you will need to supply acceptable documentation (as noted on the enclosed I-9 form) of your identity and work authorization.

OUR COMPANY ADHERES TO A POLICY OF EMPLOYMENT-AT-WILL WHICH ALLOWS EITHER PARTY TO TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME, FOR ANY REASON, WITH OR WITHOUT CAUSE OR NOTICE.

Your official employment in this capacity begins on May 10, 2013 and you will receive your first paycheck in the usual course of business.

Sincerely,

/s/Michael Pearce

Michael Pearce
Chairman and CEO
And

/s/James Smith
James Smith
Chairman of the Compensation Committee

I have read and accept the terms of this employment offer from Pernix Therapeutics.

ACKNOWLEDGEMENT

  /s/Cooper C. Collins
Cooper C. Collins